Exhibit 99.1

Investor Contact:	Media Contact:
Raj Mehan	Jeanine Holquist
Investor Relations	Public Relations
(616) 698-4734	(616) 698-3765
Steelcase Inc. Announces Repurchase of 1,718,750 shares of Class B Common Stock
GRAND RAPIDS, Michigan, April 25, 2007 (PRNewswire-FirstCall) — Steelcase Inc. (NYSE: SCS) announced today that it has entered into Share Repurchase Agreements to repurchase 1,718,750 shares of the company’s Class B Common Stock in a private transaction from trusts affiliated with a member of the Company’s Board of Directors, for an aggregate purchase price of $33 million, or $19.20 per share.
The repurchase, which was approved by the Company’s Board of Directors, will be made under the Company’s previously announced share repurchase program and is scheduled to close on April 30, 2007. Following this transaction, the Company will have approximately $17.5 million remaining in its share repurchase program.
Forward-looking Statements
From time to time, in written and oral statements, the company discusses its expectations regarding future events and its plans and objectives for future operations. These forward-looking statements generally are accompanied by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “possible,” “potential,” “predict,” “project,” or other similar words, phrases or expressions. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary from the company’s expectations because of factors such as, but not limited to, competitive and general economic conditions domestically and internationally; acts of terrorism, war, governmental action, natural disasters and other Force Majeure events; changes in the legal and regulatory environment; restructuring activities; currency fluctuations; changes in customer demands; and the other risks and contingencies detailed in the company’s most recent Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. Steelcase undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.
About Steelcase Inc.
Steelcase, the global leader in the office furniture industry, helps people have a better work experience by providing products, services and insights into the ways people work. The company designs and manufactures architecture, furniture and technology products. Founded in 1912 and headquartered in Grand Rapids, Michigan, Steelcase (NYSE:SCS) serves customers through a network of nearly 900 independent dealers and approximately 13,000 employees worldwide. Fiscal 2007 revenue was $3.1 billion. Learn more at www.steelcase.com.